Exhibit 99

Media Contact:

Amanda Brown Galgay

Senior Manager, Public Affairs

Biogen Idec

Tel: (781) 464-3260

Investment Community Contact:

Ben Strain

Senior Manager, Investor Relations

Biogen Idec

Tel: (781) 464-2442

Biogen Idec Increases Revenue 18% to $1.4 Billion in the Second Quarter

— Non-GAAP Diluted EPS Rises 34%; GAAP Diluted EPS Up 36% —

— Preparing for BG-12 Launch and Four Phase 3 Data Readouts in Next Nine Months —

Weston, MA, July 24, 2012 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing and commercialization of innovative therapies, today announced its second quarter 2012 results.

Second Quarter 2012 Highlights:

•

Second quarter revenues increased 18% to $1.4 billion, compared to the second quarter of 2011. TYSABRI® (natalizumab) revenues were $280 million, in-line with the second quarter of 2011. AVONEX® (interferon beta-1a) revenues increased 16% year-over-year to $762 million. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement were $285 million for the quarter, an increase of 31% year-over-year. As previously disclosed, during the second quarter of 2011 our share of RITUXAN revenues from unconsolidated joint business was reduced by approximately $50 million to reflect our share of damages and interest that might be awarded in relation to an intermediate decision in Genentech, Inc.’s ongoing arbitration with Hoechst GmbH.

•

Global in-market sales of TYSABRI in the second quarter of 2012 were $395 million, an increase of 2% over the second quarter of 2011. The total was comprised of $211 million in U.S. sales and $184 million in sales outside the U.S.

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•

Second quarter 2012 GAAP diluted EPS were $1.61, an increase of 36% over the second quarter of 2011. GAAP net income attributable to Biogen Idec for the quarter was $387 million, an increase of 34% from the second quarter of 2011.

•

Non-GAAP diluted EPS for the second quarter of 2012 were $1.82, an increase of 34% over the second quarter of 2011. Non-GAAP net income attributable to Biogen Idec for the second quarter of 2012 was $439 million, an increase of approximately 32% from the second quarter of 2011. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.

As of June 30, 2012, Biogen Idec had cash, cash equivalents and marketable securities of approximately $2.9 billion.

During the second quarter, the company also completed its previously announced $500 million share repurchase for the purpose of retiring shares and returning capital to shareholders.

“At the midpoint of a pivotal year, we continue to succeed in the marketplace and track against our goals,” said George A. Scangos, Ph.D., the company’s chief executive officer. “AVONEX performance was particularly strong in the second quarter. There has been strong uptake of the AVONEX PEN® and AVOSTARTGRIPTM titration dosing kit in both the US and EU. We have a busy nine months ahead of us preparing for the BG-12 launch and four pivotal trial data readouts — for our long-lasting blood factors VIII and IX for hemophilia, dexpramipexole for ALS and PEGylated interferon beta-1a for multiple sclerosis. We continued to strengthen our early-stage pipeline and stepped up the pace of revitalizing our discovery efforts. We had a very productive quarter, delivering both revenue and earnings growth, while continuing to invest in the company’s future.”

TYSABRI Patient Growth

Based upon data available to us through the TOUCH® prescribing program and other third-party sources, as of the end of June 2012, we estimate that approximately 69,100 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 104,300 patients have ever been treated with TYSABRI in the post-marketing setting.

Building for the Future

The company is preparing for the potential of multiple product launches in the coming years. In addition to earlier filings in the U.S. and EU, Biogen Idec filed in Canada, Switzerland and Australia in the second quarter for regulatory approval for BG-12 (dimethyl fumarate), its oral drug candidate for the treatment of multiple sclerosis (MS).

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Biogen Idec also continued to advance its R&D pipeline, initiating two global pediatric studies for its long-lasting factor VIII and factor IX programs for hemophilia and completing enrollment in the Phase 3 A-LONG and B-LONG trials for the long-lasting blood factors as well as the Phase 3 DECIDE study of daclizumab in MS. We enrolled our first patient in the Phase 2a study for STX-100, a novel monoclonal antibody, in idiopathic pulmonary fibrosis (IPF). We also added a preclinical program through a second worldwide option and collaboration agreement with Isis Pharmaceuticals Inc. to develop and commercialize a novel antisense drug for the treatment of myotonic dystrophy type 1 (DM1), which is the most common form of muscular dystrophy in adults. The company remains on track for phase III data readouts in the second half of the year for its long-lasting blood factors and dexpramipexole for amyotrophic lateral sclerosis (ALS).

As part of an ongoing effort to stimulate its drug discovery engine, the company is funding a consortium of world-class ALS researchers from six top academic and research institutions to map the genomes of up to 1,000 patients with ALS within five years.

Other Products and Royalty Revenues

Revenues from other products in the second quarter of 2012 were $34 million, compared to $16 million in the second quarter of 2011.

Table 4 provides individual product revenues.

Royalty revenues were $37 million in the second quarter of 2012, an increase of 29% compared to the second quarter of 2011.

For the second quarter of 2012, corporate partner revenues were $22 million, compared to $7 million in the second quarter of 2011.

Updated 2012 Financial Guidance

Biogen Idec also updated its full year 2012 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be in the mid-single digits versus 2011.

•	Cost of Sales is expected to be approximately 9% to 10% of total revenue.

•	R&D expense is expected to be approximately 24% to 25% of total revenue.

•	SG&A expense is expected to be approximately 22% to 23% of total revenue.

•	Tax expense is expected to be approximately 23% to 25% of pretax income.

•	Non-GAAP diluted EPS is expected to be above $6.20.

•	GAAP diluted EPS is expected to be above $5.44.

•	Capital expenditures are expected to be in the range of $230 to $250 million.

Biogen Idec may incur charges, realize gains or experience other events in 2012 that could cause actual results to vary from this guidance.

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Recent Events

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Last week, the first patient was enrolled in a Phase 2a study for STX-100 in IPF. IPF is a debilitating and almost uniformly fatal disease in which patients experience progressive difficulty breathing due to fibrosis of the lung. More than 200,000 patients in the United States and Europe have IPF, and there is no FDA-approved treatment for the disease at this time. STX-100 is a novel humanized monoclonal antibody that selectively disrupts the TGF-beta pathway, which plays a central role in fibrotic disease.

•

On July 17, Biogen Idec announced that it entered into a research collaboration with premiere academic and research institutions to sequence the genomes of patients with ALS to gain a deeper understanding about the fundamental genetic causes of ALS. Biogen Idec will fund the project, which will bring together seven world-class ALS researchers from Duke University, HudsonAlpha Institute for Biotechnology, Columbia University, Stanford University, University of Massachusetts Medical School and University of Montreal.

•

On July 5, Biogen Idec and Swedish Orphan Biovitrum (SOBI) announced the initiation of two global pediatric clinical trials of the companies’ long-lasting recombinant factor VIII and factor IX Fc fusion proteins (rFVIIIFc and rFIXFc) in hemophilia A and B. rFVIIIFc and rFIXFc are fully-recombinant clotting factors developed using Biogen Idec’s novel and proprietary monomeric Fc-fusion technology. Biogen Idec and SOBI are studying this technology to see whether it extends half-life and enables the proteins to last longer in the body than commercially available factor products.

Second Quarter Events

•

On June 29, Biogen Idec and Isis Pharmaceuticals, Inc. announced that they have entered into an exclusive, worldwide option and collaboration agreement under which the companies will develop and commercialize a novel antisense drug for DM1. DM1 is a genetic neuromuscular disease characterized by progressive muscle atrophy, weakness and disabling muscle spasms. It is caused by a genetic defect in the dystrophia myotonica-protein kinase (DMPK) gene in which a sequence of three nucleotides repeats extensively, creating an abnormally long toxic RNA, which accumulates in the cell and prevents the production of proteins needed for normal cellular function. Isis’ DM1 antisense program is being developed to correct the underlying genetic defect that causes DM1.

•

On June 20, Biogen Idec, along with Massachusetts Governor Deval Patrick and six other biotechnology and pharmaceutical companies, announced the formation of the Massachusetts Neuroscience Consortium. The Consortium will fund neuroscience research at Massachusetts academic and research institutions. The six other participating companies are Abbott, EMD Serono, Janssen Research & Development, Merck, Pfizer and Sunovion Pharmaceuticals.

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•

On June 12, Biogen Idec hosted an Analyst Day which provided an update for the investment community on the company’s commercial strategy, select late and early-stage clinical development programs, as well as the revitalization of its research organization. The event was led by Dr. Scangos, Tony Kingsley, Executive Vice President of Global Commercial Operations, and Douglas Williams, Executive Vice President of Research and Development, along with other members of the Biogen Idec scientific leadership team.

•

On May 17, Biogen Idec and Elan Corporation announced the New England Journal of Medicine published research from the companies’ global risk management program that updates the risk of TYSABRI-associated progressive multifocal leukoencephalopathy (PML), an infrequent but serious brain infection, in people with MS. The analysis looked at three risk factors associated with a patient’s PML risk: anti-JC virus (JCV) antibody status, use of immunosuppressant (IS) therapy prior to TYSABRI initiation, and longer duration of treatment with TYSABRI. Biogen Idec and Elan developed the quantitative risk stratification algorithm to help physicians and people with MS have more confidence in their treatment decisions when considering TYSABRI, a highly effective treatment for relapsing forms of MS.

•	On May 14, Biogen Idec announced that two new dosing innovations designed to help patients receiving once-a-week AVONEX for relapsing forms of MS became available in U.S. pharmacies:

•

The new AVONEX PEN® (AVONEX 30mcg/0.5mL solution for injection) is the first intramuscular (IM) autoinjector for chronic use, designed to enhance the self-injection process for patients receiving AVONEX therapy.

•

A new dose titration regimen, facilitated by the AVOSTARTGRIPTM titration devices, provides patients with the option to gradually increase the dose of AVONEX at treatment initiation to reduce the incidence and severity of flu-like symptoms that patients may experience with therapy.

•

On May 9, Biogen Idec announced that U.S. and EU regulatory authorities accepted the company’s marketing applications for the review of BG-12. The U.S. FDA accepted Biogen Idec’s New Drug Application for marketing approval of BG-12 in the US and granted the company a standard review timeline. In addition, the EMA validated Biogen Idec’s Marketing Authorisation Application for review of BG-12 in the EU.

Conference Call and Webcast

The company’s earnings conference call for the second quarter will be broadcast via the internet at 8:00 a.m. ET on July 24, 2012, and will be accessible through the Investors section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available there subsequently for one month.

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About Biogen Idec

Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hemophilia and autoimmune disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the company generates more than $5 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

About AVONEX

AVONEX is one of the most prescribed treatments for relapsing forms of MS worldwide. AVONEX is indicated for the treatment of patients with relapsing forms of MS to slow the accumulation of physical disability and decrease the frequency of clinical exacerbations. Patients with MS in whom efficacy has been demonstrated include patients who have experienced a first clinical episode and have MRI features consistent with MS.

Symptoms of depression, suicidal ideation, or psychosis, and cases of suicide, have been reported with increased frequency with patients receiving AVONEX. Severe hepatic injury, including cases of hepatic failure has been reported rarely in patients. Rare cases of anaphylaxis have been reported. While beta interferons do not have any known direct cardiac toxicity, cases of congestive heart failure, cardiomyopathy, and cardiomyopathy with congestive heart failure have been reported in patients without known predisposition. Decreased peripheral blood counts have been reported from postmarketing experience. Seizures have been reported in patients using AVONEX, including patients with no prior history of seizure. Autoimmune disorders of multiple target organs have been reported. Routine periodic blood chemistry, hematology, liver function, and thyroid function tests are recommended. There are no adequate and well-controlled studies in pregnant women. AVONEX should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. The most common side effects associated with AVONEX treatment are flu-like symptoms, including chills, fever, myalgia, and asthenia.

For additional important safety information, and the complete United States full prescribing information, please visit www.AVONEX.com.

About TYSABRI

TYSABRI is approved in more than 65 countries. TYSABRI is approved in the United States as a monotherapy for relapsing forms of MS, generally for patients who have had an inadequate response to, or are unable to tolerate, an alternative MS therapy. In the European Union, it is approved for highly active relapsing-remitting MS (RRMS) in adult patients who have failed to respond to beta interferon or have rapidly evolving, severe RRMS.

TYSABRI has advanced the treatment of MS patients with its established efficacy. Data from the Phase 3 AFFIRM trial, which was published in the New England Journal of Medicine, showed that after two years, TYSABRI treatment led to a 68 percent relative reduction (p<0.001) in the annualized relapse rate when compared with placebo and reduced the relative risk of disability progression by 42-54 percent (p<0.001).

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TYSABRI increases the risk of progressive multifocal leukoencephalopathy (PML), an opportunistic viral infection of the brain, which usually leads to death or severe disability. Infection by the JC virus (JCV) is required for the development of PML and patients who are anti-JCV antibody positive have a higher risk of developing PML. Factors that increase the risk of PML are presence of anti-JCV antibodies, prior immunosuppressant use, and longer TYSABRI treatment duration. Patients who have all three risk factors have the highest risk of developing PML. Other serious adverse events that have occurred in TYSABRI-treated patients include hypersensitivity reactions (e.g., anaphylaxis) and infections, including opportunistic and other atypical infections. Clinically significant liver injury has also been reported in the post-marketing setting. A list of adverse events can be found in the full TYSABRI product labeling for each country where it is approved.

TYSABRI is marketed and distributed by Biogen Idec Inc. and Elan Corporation, plc. For full prescribing information, including boxed warning and important safety information, and more information about TYSABRI, please visit www.biogenidec.com or www.elan.com.

Safe Harbor

This press release contains forward-looking statements, including statements about potential product launches, 2012 financial guidance, clinical trial readouts and progress, and potential therapies. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, TYSABRI and RITUXAN the importance of TYSABRI’s sales growth, uncertainty of success in commercializing other products, product competition, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, failure to comply with government regulation, our ability to protect our intellectual property rights, and have sufficient rights to market our products and services together with the cost of doing so, problems with our manufacturing processes and our reliance on third parties, the risks of doing business internationally, failure to execute our growth initiatives, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, change of control provisions in our collaborations and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

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TABLE 1

Biogen Idec Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited, in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Product	$1,076,800	$956,703	$2,052,288	$1,863,805
Unconsolidated joint business	284,630	216,458	569,183	472,583
Royalty	37,084	28,649	65,884	54,227
Corporate partner	22,437	6,837	25,611	21,375

Total revenues	1,420,951	1,208,647	2,712,966	2,411,990

Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	139,112	100,503	272,308	203,616
Research and development	329,559	285,644	685,521	579,277
Selling, general and administrative	301,767	266,301	601,856	510,819
Collaboration profit sharing	78,511	88,050	164,406	162,844
Amortization of acquired intangible assets	52,282	55,136	98,243	108,352
Fair value adjustment of contingent consideration	12,858	2,200	14,117	3,400
Restructuring charge	1,139	—	1,422	16,587

Total cost and expenses	915,228	797,834	1,837,873	1,584,895

Income from operations	505,723	410,813	875,093	827,095
Other income (expense), net	2,950	(11,728)	18,094	(1,777)

Income before income tax expense and equity in loss of investee, net of tax	508,673	399,085	893,187	825,318
Income tax expense	121,021	95,036	203,169	212,504
Equity in loss of investee, net of tax	511	—	511	—

Net income	387,141	304,049	689,507	612,814
Net income attributable to non-controlling interests, net of tax	295	16,015	—	30,450

Net income attributable to Biogen Idec Inc.	$386,846	$288,034	$689,507	$582,364

Net income per share:
Basic earnings per share attributable to Biogen Idec Inc.	$1.62	$1.19	$2.88	$2.40

Diluted earnings per share attributable to Biogen Idec Inc.	$1.61	$1.18	$2.86	$2.38

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Idec Inc.	238,988	242,375	239,389	241,932

Diluted earnings per share attributable to Biogen Idec Inc.	240,622	244,966	241,245	244,899

TABLE 2

Biogen Idec Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	As of June 30, 2012	As of December 31, 2011
ASSETS
Cash, cash equivalents and marketable securities	$1,406,050	$1,690,657
Accounts receivable, net	683,841	584,603
Inventory	362,940	326,843
Other current assets	416,088	373,324

Total current assets	2,868,919	2,975,427
Marketable securities	1,467,909	1,416,737
Property, plant and equipment, net	1,622,812	1,571,387
Intangible assets, net	1,732,972	1,608,191
Goodwill	1,197,904	1,146,314
Investments and other assets	271,864	331,548

TOTAL ASSETS	$9,162,380	$9,049,604

LIABILITIES AND EQUITY
Current portion of notes payable and line of credit	$453,045	$3,292
Other current liabilities	979,820	909,597
Long-term deferred tax liability	282,904	248,644
Notes payable, line of credit and other financing arrangements	641,568	1,060,808
Other long-term liabilities	534,358	400,276
Equity	6,270,685	6,426,987

TOTAL LIABILITIES AND EQUITY	$9,162,380	$9,049,604

TABLE 3

Biogen Idec Inc. and Subsidiaries

Condensed Consolidated Statements of Income - Non-GAAP

(unaudited, in millions, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
EARNINGS PER SHARE	2012	2011	2012	2011
GAAP earnings per share - Diluted	$1.61	$1.18	$2.86	$2.38
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.21	0.18	0.36	0.40

Non-GAAP earnings per share - Diluted	$1.82	$1.36	$3.22	$2.78

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$386.8	$288.0	$689.5	$582.4
Adjustments:
R&D: Stock option expense	0.5	0.5	1.6	1.7
R&D: Restructuring charge and other	—	—	1.3	—
SG&A: Stock option expense	0.9	1.2	1.4	2.5
Amortization of acquired intangible assets	51.0	55.1	94.3	108.4
2010 Restructuring initiatives	1.1	—	1.4	16.6
Fair value adjustment of contingent consideration	12.9	2.2	14.1	3.4
Income tax expense: Income tax effect related to reconciling items	(14.4)	(14.8)	(26.1)	(33.5)
Non-controlling interests	0.3	—	—	—

Non-GAAP net income attributable to Biogen Idec Inc.	$439.1	$332.2	$777.5	$681.5

2012 Full Year Guidance GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$ Millions	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	$1,307	240	$5.44
Adjustments:
Stock option expense	6
Restructuring and other	12
Amortization of acquired intangible assets	194
Fair value adjustment of contingent consideration	23
Income tax expense: Income tax effect related to reconciling items	(53)

Projected Non-GAAP net income attributable to Biogen Idec Inc.	$1,489	240	$6.20

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted earnings per share.

Our “Non-GAAP net income attributable to Biogen Idec Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted earnings per share:

1. Purchase accounting and merger-related adjustments.

We exclude certain charges related to the 2003 merger between Biogen Inc. and Idec Pharmaceuticals, Inc., certain acquisition-related items, and certain amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and adjustments to the fair value of our contingent consideration obligations. The exclusion of these charges provides management and investors with a supplemental measure of performance which the Company believes better reflects the underlying economics of the business.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

3. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Idec Inc.

TABLE 4

Biogen Idec Inc. and Subsidiaries

Product Revenues

(unaudited, in thousands)

	For the Three Months Ended June 30,
	2012	2011
PRODUCT REVENUES
AVONEX®	$762,065	$659,233
TYSABRI®	280,423	281,383
FAMPYRA®	19,681	—
FUMADERM®	14,631	15,064
Other	—	1,023

Total product revenues	$1,076,800	$956,703

	For the Six Months Ended June 30,
	2012	2011
PRODUCT REVENUES
AVONEX®	$1,423,684	$1,301,711
TYSABRI®	565,956	532,776
FAMPYRA®	34,721	—
FUMADERM®	27,927	27,570
Other	—	1,748

Total product revenues	$2,052,288	$1,863,805